Form of Exhibit 8.1 Opinion

[LETTERHEAD OF MCKEE NELSON LLP]

July     , 2004

Saxon REIT, Inc.

4860 Cox Road, Suite 300

Glen Allen, Virginia 23060

Re:	Status as a Real Estate Investment Trust; Information in the Registration Statement under the heading “Material Federal Income Tax Consequences”

Dear Sir or Madam:

In connection with the initial public offering of Common Shares1 in Saxon REIT, Inc., a Maryland corporation (the “Company”), pursuant to the Registration Statement on Form S-11 (File No. 333-116028), filed with the Securities Exchange Commission on May 28, 2004, as amended (the “Registration Statement”), you have requested our opinion concerning (i) the qualification and taxation of the Company as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the information in the Company’s Registration Statement under the heading “Material Federal Income Tax Consequences.”

In formulating our opinions, we have reviewed and relied upon the charter of the Company and the Registration Statement. In addition, we have relied upon the Company’s certificate (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and proposed operation of the Company. For purposes of our opinions, we have not made an independent investigation of the facts set forth in the Officer’s Certificate. We have, consequently, relied upon your representations that the information presented in such documents accurately and completely describes all material facts. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or documents in a material way.

In rendering these opinions, we have assumed that the transactions contemplated in the Company’s Registration Statement under the heading “Our Structure and Formation Transactions” will be consummated in accordance with the operative documents. In addition, our opinions are based on the correctness of the assumption that the Company will be operated in the manner described in its organizational documents and in the Registration Statement.

Based upon and subject to the foregoing, it is our opinion that:

1. Beginning with the Company’s taxable year ending December 31, 2004, and assuming that the actions contemplated in the Registration Statement are completed in a timely fashion, the Company has been organized in conformity with

[1]	Unless otherwise specifically defined herein, all capitalized terms have the respective meanings assigned to them in the Registration Statement.

Saxon REIT, Inc.

July    , 2004

the requirements for qualification as a REIT under the Code, and the Company’s proposed method of operation, as described in the Registration Statement and as represented in the Officer’s Certificate, will enable it to satisfy the requirements for qualification as a REIT.

2. The information in the Company’s Registration Statement under the heading “Material Federal Income Tax Consequences,” to the extent that it constitutes matters of law, summaries of legal matters, or legal conclusions, has been reviewed by us and is correct in all material respects.

Our opinion is based on the Code, the regulations promulgated thereunder by the Treasury Department, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Other than as expressly stated above, we express no opinion on any issue relating to the Company or any investment therein.

This opinion is being provided to you in connection with the filing of the Registration Statement. Only you and your shareholders may rely on this opinion. Without our prior written consent, it may not be relied upon by any other person or entity or used for any other purpose. Notwithstanding any express or implied agreement, arrangement or understanding to the contrary, you (and any employee, representative or other agent of you) may disclose this opinion to any and all persons.

We consent to the reference to our firm under the caption “Material Federal Income Tax Consequences” in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, nor do we admit we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended.

Very truly yours,